Exhibit 99.1

For release:  December 1, 2008

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC to Pay Preferred and Common Dividends

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Alternext-US:  NHC, NHC.PR.A), one of the nation’s oldest long-term health care companies, announced today that it will pay a quarterly dividend of 20 cents per preferred share to shareholders of record on December 15th and payable on January 15, 2009 and a dividend of 24 cents per common share to shareholders of record on December 31st and payable on March 2, 2009.

NHC operates for itself and third parties 76 long-term health care centers with 9,772 beds. NHC also operates 32 homecare programs, seven independent living centers and 23 assisted living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements.  NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance.  All forward-looking statements represent NHC’s best judgment as of the date of this release.